Exhibit 99.1

Issuer Direct Increases Its Share Repurchase Program

RALEIGH, NC / ACCESSWIRE / March 16, 2020 / Issuer Direct Corporation (NYSE American: ISDR) (“Issuer Direct” or the "Company"), an industry-leading communications and compliance company, today announced that its Board of Directors has increased the previously announced share repurchase program. Issuer Direct may now repurchase up to $2 million of its common shares.

“The increase to our repurchase program demonstrates the Board of Directors and management team’s confidence in our long term business and our commitment to providing value to our shareholders,” stated Brian R. Balbirnie, Chief Executive Officer. “Our solid balance sheet and recurring cash flow from operations enables us to continue this repurchase program while continuing to invest in opportunities that will fuel long-term growth.”

Under this share repurchase program, Issuer Direct may repurchase shares in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The extent and timing of repurchases, if any, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations as determined by the Company’s management. The repurchase program may be extended, suspended, or discontinued at any time. The Company expects to fund the repurchase program from its existing cash flows from operations. The Company had 3,793,400 shares of common stock outstanding as of March 13, 2020. As of March 13, 2020, the Company has previously repurchased 79,070 shares of common stock for approximately $800,000.

About Issuer Direct Corporation

Issuer Direct® is an industry-leading communications and compliance company focusing on the needs of corporate issuers. Issuer Direct's principal platform, Platform id.™, empowers users by thoughtfully integrating the most relevant tools, technologies, and services, thus eliminating the complexity associated with producing and distributing financial and business communications. Headquartered in Raleigh, NC, Issuer Direct serves thousands of public and private companies globally. For more information, please visit www.issuerdirect.com.

Forward-Looking Statements

This press release contains ''forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the ''Exchange Act'') (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words ''believe,'' ''anticipate,'' ''estimate,'' ''expect,'' ''intend,'' ''plan,'' ''project,'' ''prospects,'' ''outlook,'' and similar words or expressions, or future or conditional verbs such as ''will,'' ''should,'' ''would,'' ''may,'' and ''could'' are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to and undertakes no obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2019, including but not limited to the discussion under ''Risk Factors'' therein, which the Company with the SEC and which may be viewed at http://www.sec.gov/.

CONTACT:

For Further Information:

Issuer Direct Corporation
Brian R. Balbirnie
919-481-4000
brian.balbirnie@issuerdirect.com

Hayden IR
Brett Maas
(646) 536-7331
brett@haydenir.com

Hayden IR
James Carbonara
(646)-755-7412
james@haydenir.com

SOURCE: Issuer Direct Corporation